UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2011
ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32157	84-1318182
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)
12390 El Camino Real, Suite 150
San Diego, CA 92130
(Address of principal executive offices and zip code)
Not applicable
(Former name or former address if changed since last report)
Registrant’s telephone number, including area code: (858) 552-0866

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On January 5, 2011, ADVENTRX Pharmaceuticals, Inc. (the “Company”) entered into an engagement letter agreement with Rodman & Renshaw, LLC (the “Placement Agent”) pursuant to which the Placement Agent agreed to serve as exclusive placement agent for the Company on a reasonable best efforts basis in connection with a proposed offering by the Company of its securities.
     On January 6, 2011 before 4:00 p.m. (EST), the Company entered into a securities purchase agreement with certain investors, pursuant to which the Company agreed to sell an aggregate of 8,184,556 shares of its common stock and warrants to purchase up to an aggregate of 4,092,278 shares of its common stock (“warrants”). The common stock and the warrants were offered in units, with each unit consisting of one share of common stock, a series A warrant (“series A warrants”) to purchase up to 0.25 shares of common stock and a series B warrant (“series B warrants”) to purchase up to 0.25 shares of common stock. Each unit will be sold at a negotiated price of $2.75.
     Subject to certain ownership limitations, the series A warrants will be exercisable at any time after their date of issuance and on or before the fifth trading day after the one-year anniversary of the date on which they initially become exercisable at an exercise price of $2.75 per share of common stock. Subject to certain ownership limitations, the series B warrants will be exercisable at any time after their date of issuance and on or before the five-year anniversary of the date on which they initially become exercisable at an exercise price of $2.75 per share of common stock. The closing price of the Company’s common stock on January 5, 2011 was $2.67. The exercise price of the warrants and, in some cases, the number of shares issuable upon exercise, are subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.
     The securities purchase agreement includes certain agreements and covenants for the benefit of the investors, including restrictions on the Company’s ability to issue additional equity securities for a period of 15 days after January 11, 2011 and to undertake a reverse or forward stock split of its common stock for a period of 1 year after January 11, 2011, and a requirement to use its commercially reasonable efforts to maintain the listing of its common stock on one or more specified United States securities exchanges.
     The common stock, the warrants and the shares of common stock underlying the warrants are being offered and will be issued and sold pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-165691) and the related prospectus included therein and the prospectus supplements, dated January 6, 2011 and filed with the Securities and Exchange Commission on January 6, 2011 pursuant to Rule 424(b) under the Securities Act of 1933, as amended. The net proceeds to the Company from the offering, after deducting the placement agent’s fees and the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the warrants issued in the offering, are expected to be approximately $21.0 million. The transaction is expected to close on January 11, 2011, subject to satisfaction of customary closing conditions.
     A copy of the opinion of counsel to the Company relating to the legality of the issuance and sale of the shares of common stock and warrants comprising the units and shares of common stock issuable upon exercise of the warrants is attached as Exhibit 5.1 hereto.
     Pursuant to the terms of an engagement letter agreement with the Placement Agent, assuming the sale of all of the units in the offering, the Company will pay the Placement Agent a fee equal to approximately $1,462,989. This amount represents 6.5% of the gross proceeds from the sale of the units. In addition, the Company will issue to the Placement Agent warrants to purchase up to that number of shares of common stock equal to 5.0% of the number of shares of common stock underlying units sold in the offering. Assuming the sale of all of the units in the offering, the compensation warrants to the placement agent will be exercisable for up to 409,228 shares of the Company’s common stock at an exercise price of $3.44 per share. The other terms of the Placement Agent’s warrants will be substantially the same as the terms of the warrants issued to the investors in the offering, except that the exercise period will be for five years from April 1, 2010, and they will include certain restrictions on transfer in accordance with FINRA regulations.
     The foregoing description of the terms of the securities purchase agreement, the warrants and the engagement letter agreement are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 4.1, 4.2 and 10.1, respectively, and incorporated herein by reference. A copy of the press release announcing the registered direct public offering is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
The list of exhibits called for by this Item is incorporated by reference to the Exhibit Index filed with this report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVENTRX Pharmaceuticals, Inc.
Dated: January 7, 2011	By:	/s/ Patrick L. Keran
		Name:	Patrick L. Keran
		Title:	President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description
4.1	Form of Securities Purchase Agreement, dated January 6, 2011, by and between ADVENTRX Pharmaceuticals, Inc. and the purchaser(s) listed on the signature pages thereto

4.2	Form of [Series A/B] Common Stock Purchase Warrant

5.1	Opinion of DLA Piper LLP (US)

10.1	Engagement Letter Agreement, dated January 5, 2011, by and between ADVENTRX Pharmaceuticals, Inc. and Rodman & Renshaw, LLC

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

99.1	Press Release, dated January 7, 2011